Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated as of May 20, 2008, by and among PREIT ASSOCIATES, L.P. (“PREIT”), PREIT-RUBIN, INC. (“PREIT-RUBIN” and together with PREIT, each a “Borrower” and collectively the “Borrower”), PENNSYLVANIA REAL ESTATE INVESTMENT TRUST (the “Parent”), each of the Lenders party hereto and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Agent”).

WHEREAS, the Borrower, the Parent, the Lenders party hereto and the Agent desire to amend the Credit Agreement to amend certain provisions of the Credit Agreement on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

Section 2. Specific Amendments to Credit Agreement. The parties hereto agree that the Credit Agreement is amended as follows:

(a) The Credit Agreement is amended by restating the definitions of “Applicable Facility Fee”, “Applicable Margin”, “EBITDA”, “Funds From Operations”, “Gross Asset Value”, “Operating Real Estate Value”, “Swingline Note” and “Total Budgeted Cost Until Stabilization” set forth in Annex I to the Credit Agreement in their entireties as follows:

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.15%

2	0.15%

3	0.15%

4	0.20%

5	0.25%

Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Margin” means the percentage rate set forth below corresponding to the ratio of Total Liabilities to Gross Asset Value as determined in accordance with Section 8.1.(b) in effect at such time:

Level	Ratio of Total Liabilities to Gross Asset Value	Applicable Margin
1	Less than or equal to 0.50 to 1.00	0.95%

2	Greater than 0.50 to 1.00 but less than or equal to 0.55 to 1.00	1.05%

3	Greater than 0.55 to 1.00 but less than or equal to 0.60 to 1.00	1.20%

4	Greater than 0.60 to 1.00 but less than or equal to 0.65 to 1.00	1.40%

5	Greater than 0.65 to 1.00	2.00%

In addition, notwithstanding the foregoing, if the ratio of EBITDA to Indebtedness as determined in accordance with Section 8.1(k) in effect at such time is less than .09750 to 1.00, the Applicable Margin shall be determined with respect to Level 5 of the above table. The Applicable Margin shall be determined by the Agent from time to time, based on the ratio of Total Liabilities to Gross Asset Value or the ratio of EBITDA to Indebtedness, as applicable, as each is set forth in the Pricing Certificate most recently delivered by the Borrower pursuant to Section 7.1.(g). Any adjustment to the Applicable Margin shall be effective as of the date the quarterly financial statements are required to be delivered pursuant to Section 7.1.(a) or as of the date the annual financial statements are required to be delivered pursuant to Section 7.1.(b), as the case may be. Notwithstanding the foregoing, for the period from the Fourth Amendment Effective Date through but excluding the first date after the Fourth Amendment Effective Date on which the Agent determines the Applicable Margin for Loans as set forth above, such Applicable Margin shall be determined with respect to Level 3. Thereafter, such Applicable Margin shall be adjusted from time to time as set forth above. The parties understand that the applicable interest rate and certain fees for this facility shall be determined and/or adjusted from time-to-time based upon certain financial ratios and/or other information required to be provided and certified to the Agent or the Lenders by the Borrower hereunder (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Agent or the Lenders, and if the applicable interest rate or any fee calculated for any period was LOWER than it should have been had the correct information been timely provided, then, such interest rate or fee for such period shall be automatically recalculated using the correct Borrower Information. The Agent shall promptly notify the Borrower in writing of any additional interest or fees due because of such recalculation, and the Borrower shall pay such additional amounts due to the Agent, for the benefit of the Lenders, within five (5)

business days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive termination of this Agreement and this provision shall not in any way limit any of the Agent’s or any Lender’s other rights and remedies under this Agreement.

“EBITDA” means, with respect to any Person for any period and without duplication, net earnings (loss) of such Person for such period (excluding equity in net earnings or net loss of Unconsolidated Affiliates) plus the sum of the following amounts (but only to the extent included in determining net earnings (loss) for such period): (a) depreciation and amortization expense and other non-cash charges of such Person for such period, including without limitation, non-cash compensation expense recorded under Financial Accounting Standards Board Statement No. 123 (Revised 2004), Accounting for Stock Based Compensation of such Person for such period, plus (b) interest expense of such Person for such period, plus (c) all provisions for any federal, state or other income tax of such Person in respect of such period, minus (plus) (d) extraordinary gains (losses) of such Person for such period, plus (e) the greater of such Person’s (i) Ownership Share or (ii) Recourse Share of the EBITDA of the Unconsolidated Affiliates of such Person for such period. For purposes of this definition, net earnings (loss) shall be determined before minority interests and distributions to holders of Preferred Stock.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring and sales of operating property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.

“Gross Asset Value” means, at a given time, the sum (without duplication) of (a) Operating Real Estate Value at such time, plus (b) all cash and Cash Equivalents (excluding cash and Cash Equivalents the disposition of which is restricted (other than restrictions on cash held in an exchange account by a “qualified intermediary” in connection with the sale of a property pursuant to and qualifying for tax treatment under Section 1031 of the Internal Revenue Code)), and all accounts receivable net of reserves, of the Parent and its Subsidiaries at such time, plus (c) the current book value of all land held for future development owned in whole or in part by the Parent and its Subsidiaries, plus (d) predevelopment costs associated with land referred to in the immediately preceding clause (c) and, subject to the immediately following sentence, refundable deposits associated with land that is not owned by the Parent and its Subsidiaries, to the extent such predevelopment costs and refundable deposits are included in the Parent’s publicly filed financial statements, plus (e) the amount of Construction in Progress, plus (f) the CIP Adjustment plus (g) the purchase price paid by the Parent or any Subsidiary (less any amounts paid to the Parent or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or in connection with other similar arrangements) for any Property acquired by the Parent or such Subsidiary during the immediately preceding four fiscal quarters of the Parent, plus (h) with respect to each Unconsolidated Affiliate of the Parent, the greater of the Parent’s (i) Ownership Share or (ii) Recourse Share of (v) all cash and Cash Equivalents of such Unconsolidated Affiliate (excluding cash and Cash Equivalents the disposition of which is restricted (other than restrictions on cash held in an exchange account by a “qualified intermediary” in connection with the sale of a property pursuant to and qualifying for tax treatment under Section 1031 of the Internal Revenue Code)), (w) current book value of all land held for future development owned in whole or part by such Unconsolidated Affiliate and predevelopment costs associated with such land, (x) Construction in Progress of such Unconsolidated Affiliate as of the end of the Parent’s fiscal quarter most recently ended, (y) such Unconsolidated Affiliate’s Operating Real Estate Value, and (z) such Unconsolidated Affiliate’s CIP Adjustment, plus (i) the contractual purchase price of Properties of the Parent and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Liabilities. If obligations under a contract to purchase or otherwise acquire unimproved or fully developed real property are included when determining Total Liabilities and the seller under such contract does not have the right to specifically enforce such contract, then only an amount equal to the aggregate amount of due diligence deposits, earnest money payments and other similar payments made under the contract which, at such time, would be subject to forfeiture upon termination of the contract, shall be included in Gross Asset Value. If obligations under a contract to purchase or otherwise acquire real property being renovated or developed by a third party are included when determining Total Liabilities and such real property is not owned or leased by the Borrower or any of its Subsidiaries, then only the amount equal to the maximum amount reasonably estimated to be payable by such Person to such third party under a contract between such Person and such third party during the remaining term of such contract, shall be included in Gross Asset Value. To the extent that the current book value of land held for development plus predevelopment costs included pursuant to clause (d) above exceeds 5.0% of Gross Asset Value (determined without giving effect to this sentence), such excess shall be excluded in determining Gross Asset Value.

“Operating Real Estate Value” means, as of a given date, the Adjusted NOI for all Properties of the Parent, its Subsidiaries and its Unconsolidated Affiliates for the four fiscal-quarter period most recently ended divided by 7.50%. For purposes of determining Operating Real Estate Value (a) Adjusted NOI from

Properties acquired by the Parent, any Subsidiary or any Unconsolidated Affiliate during the immediately preceding four fiscal quarters of the Parent or disposed of by any such Person during the immediately preceding fiscal quarter of the Parent, shall be excluded and (b) with respect to a Property owned by an Unconsolidated Affiliate, only the greater of the Parent’s (i) Ownership Share or (ii) Recourse Share of the Adjusted NOI, as applicable, of such Property shall be used when determining Operating Real Estate Value. If the Parent, the Borrower or their Subsidiaries own Equity Interests in an Unconsolidated Affiliate which owns a Property the Adjusted NOI of which has not been excluded from determinations of Operating Real Estate Value by virtue of the immediately preceding clause (a), and such Unconsolidated Affiliate then becomes a Subsidiary as a result of the acquisition by the Parent, the Borrower or their Subsidiaries of additional Equity Interests or otherwise, the Adjusted NOI for Properties owned by such Unconsolidated Affiliate which has become a Subsidiary shall continue to be included in determinations of Operating Real Estate Value and not be excluded by virtue of the immediately preceding clause (a).

“Swingline Note” means a promissory note of the Borrower substantially in the form of Exhibit H, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as in effect on the Fourth Amendment Effective Date and otherwise duly completed.

“Total Budgeted Cost Until Stabilization” means, with respect to a Project Under Development, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Parent, the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate of 100%, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related site improvements, demolition costs, architecture, engineering, construction/project management and development fees, legal fees and entitlement fees; (b) a reasonable and appropriate reserve for construction interest; (c) tenant improvements; (d) leasing commissions and other leasing costs, (e) infrastructure costs and (f) other hard and soft costs associated with the development or redevelopment of such Property. With respect to any Property that is a redevelopment involving the addition of gross leasable area, the Total Budgeted Cost Until Stabilization shall include all budgeted costs for expansions of the Property associated with the additional gross leasable area and all budgeted costs for renovations and other expenditures. With respect to any Property to be developed from the ground up in more than one phase, the Total Budgeted Cost Until Stabilization shall exclude budgeted costs (other than costs relating to acquisition of land and related site improvements, demolition costs, architecture, engineering, construction/project management and development fees, legal fees and entitlement fees) to the extent relating to any phase for which (i) construction has not yet commenced and (ii) a binding construction contract or lease agreement has not been entered into by the Parent, the Borrower, any other Subsidiary or any

Unconsolidated Affiliate, as the case may be. The calculation of Total Budgeted Cost Until Stabilization herein shall be net of (x) any amount of budgeted costs attributable to portions of any Property that have been Placed in Service and (y) the aggregate sale proceeds of a sale of a pad site within a Project under Development that are payable pursuant to a binding sale contract with a third party approved by the Agent.

(b) The Credit Agreement is amended by deleting the reference to “December 31, 2003” in the definition of “Tangible Net Worth” set forth in Annex I to the Credit Agreement and substituting in its place a reference to “December 31, 2007”.

(c) The Credit Agreement is amended by adding the definitions of “CIP Adjustment”, “Construction in Progress”, “Fourth Amendment Effective Date”, “Placed in Service” and “Projects under Development” to Annex I thereof in the appropriate alphabetical location:

“CIP Adjustment” means, at any time of determination, the sum of (i) 75% of Construction in Progress attributable to Properties (or portions thereof) that were Placed in Service in the fiscal quarter of the Parent most recently ended plus, (ii) 50% of Construction in Progress attributable to Properties (or portions thereof) that were Placed in Service in the fiscal quarter of the Parent prior to the immediate preceding fiscal quarter of the Parent most recently ended plus, (iii) 25% of Construction in Progress attributable to Properties (or portions thereof) that were Placed in Service two fiscal quarters of the Parent prior to the immediately preceding fiscal quarter of the Parent most recently ended. For purposes of this definition, if portions of a Property are considered to have been Placed in Service although other portions of such Property have not, the portions Placed in Service and the portions not considered Placed in Service shall each be accounted for as a separate Property.

“Construction in Progress” means, at any time of determination, an amount equal to the aggregate costs incurred to date with respect to Projects Under Development. For the avoidance of doubt, the aggregate costs associated with any Property (or portion thereof) that is considered to have been Placed in Service (including in accordance with the second sentence of the definition of CIP Adjustment) shall be excluded from Construction in Progress.

“Fourth Amendment Effective Date” means May 20, 2008.

“Placed in Service” means for each Project Under Development (or portion thereof), the time, determined in accordance with GAAP, at which the ground-up construction, redevelopment and/or expansion of such Property is considered substantially completed and such Property is held available for occupancy subject only to completion of tenant improvements but in any event shall be deemed to have occurred no later than one year from cessation of major construction activity (as distinguished from activities such as routine maintenance, punch list items and cleanup).

“Project Under Development” means a Property owned by the Parent, any Subsidiary or any Unconsolidated Affiliate on which ground-up construction, redevelopment, and/or expansion has commenced. A Property undergoing ordinary course capital improvements which would qualify as recurring capital expenditures or incurring costs due to ordinary course turnover of non-anchor tenant space, shall not be considered to be a Project Under Development. A Property or portions of that Property shall no longer be considered a Project Under Development after the earlier of (i) the time it is Placed in Service, and (ii) the Borrower’s election (which election shall be irrevocable without the Agent’s consent) to no longer treat such Property (or portion thereof) as a Project Under Development.

(d) The Credit Agreement is amended by deleting clause (i) of the second sentence of Section 2.2.(b) and substituting in its place the following:

(i) the expiration date of any Letter of Credit extend beyond 30 days prior to the Termination Date,

(e) The Credit Agreement is amended by deleting the reference to $50,000,000 in Section 2.3(a) and substituting in its place a reference to $25,000,000.

(f) The Credit Agreement is amended by restating Section 7.1.(g) in its entirety as follows:

(g) Pricing Certificate. At the time the financial statements are furnished pursuant to subsections (a) and (b) above, a certificate substantially in the form of Exhibit K (a “Pricing Certificate”) executed by the chief financial officer of the Parent (i) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish the ratio of Total Liabilities to Gross Asset Value and the ratio of EBITDA to Indebtedness (as each ratio is determined in accordance with Section 8.1. and (ii) stating the corresponding level of Applicable Margin with respect to such ratios.

(g) The Credit Agreement is amended by restating Section 8.1.(a) in its entirety as follows:

(a) Minimum Tangible Net Worth. The Parent shall not permit its Tangible Net Worth determined on a consolidated basis at the end of any fiscal quarter to be less than (i) 75% of the Tangible Net Worth of the Parent as of December 31, 2007, plus (ii) 75% of the Net Proceeds of all Equity Issuances effected at any time after December 31, 2007 by the Parent or any of its

Subsidiaries to any Person other than the Parent or any of its Subsidiaries (in the case of any Equity Issuance effected by a Subsidiary, the amount of such Net Proceeds shall be appropriately adjusted to account for minority interests consistent with GAAP). Net Proceeds from the following Equity Issuances shall be excluded from the immediately preceding clause (ii): (x) Equity Issuances of Equity Interest of the Parent made after December 31, 2007 solely in exchange for (A) other Equity Interest of the Parent or (B) common operating units of the Borrower and (y) Equity Issuances to employees and trustees of the Parent and its Subsidiaries as part of a stock bonus plan, restricted stock plan or similar plan but only to the extent neither the Parent nor any Subsidiary received cash in connection with any such Equity Issuance.

(h) The Credit Agreement is amended by deleting Section 8.1.(b) in its entirety and substituting in its place the following:

(b) Ratio of Total Liabilities to Gross Asset Value. The Parent shall not permit the ratio of (i) Total Liabilities of the Parent and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value of the Parent and its Subsidiaries determined on a consolidated basis, to exceed 0.65 to 1.00 at any time; provided, however, that if such ratio exceeds 0.65 to 1.00, then such failure to comply with the foregoing covenant shall not constitute a Default or Event of Default and the Parent shall be deemed in compliance with this Section 8.1(b) so long as (x) such ratio does not exceed 0.65 to 1.00 more than one time during the term of this Agreement for a period of not more than two consecutive fiscal quarters and (y) during such period such ratio does not exceed 0.70 to 1.00.

(i) The Credit Agreement is amended by restating Sections 8.1.(e) (i) and (ii) in their entireties as follows:

(i) unimproved real estate and predevelopment costs such that the aggregate value of all such unimproved real estate and predevelopment costs, calculated on the basis of cost, exceeds 5.0% of Gross Asset Value;

(ii) Investments in Persons (other than Investments in Subsidiaries and Unconsolidated Affiliates) such that the aggregate value of such Investment calculated on the basis of cost exceeds 5.0% of Gross Asset Value;

(j) The Credit Agreement is amended by restating the last sentence of Section 8.1(e) in its entirety as follows:

In addition to the foregoing limitations, (x) the aggregate value of the Investments and the other items subject to the limitations in the preceding clauses (i) through (iii) shall not exceed 10.0% of Gross Asset Value and (y) the amount of Gross Asset Value attributable to any one Property shall not exceed 15.0% of Gross Asset Value at any time.

(k) The Credit Agreement is amended by restating Section 8.1.(f) in its entirety as follows:

(f) Projects under Development. The Parent and the Borrower shall not permit the aggregate amount of Total Budgeted Cost Until Stabilization with respect to all Projects Under Development owned by the Parent, the Borrower, any Subsidiary or any Unconsolidated Affiliate to exceed (i) 20.0% of Gross Asset Value at any time on or before June 30, 2009, and (ii) 15.0% of Gross Asset Value at any time after June 30, 2009. For purposes of this subsection, Total Budgeted Cost Until Stabilization with respect to any Project Under Development owned by an Unconsolidated Affiliate of the Parent shall equal the greater of (i) the product of (x) the Parent’s Ownership Share in such Unconsolidated Affiliate and (y) the Total Budgeted Cost Until Stabilization for such Property and (ii) the Parent’s Recourse Share of all Indebtedness of such Unconsolidated Affiliate.

(l) The Credit Agreement is amended by deleting Section 8.1.(g) in its entirety and substituting in its place the following:

(g) [Reserved.]

(m) The Credit Agreement is amended by restating Section 8.1.(k) in its entirety as follows:

(k) Ratio of EBITDA to Indebtedness. The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the period of four consecutive fiscal quarters most recently ending to (ii) all Indebtedness of the Parent, its Subsidiaries and Unconsolidated Affiliates determined on a consolidated basis at the end of such period, to be less than 0.09750 to 1.00; provided, however, that if such ratio is less than 0.09750 to 1.00, then such failure to comply with the foregoing covenant shall not constitute a Default or an Event of Default and the Parent shall be deemed to be in compliance with this Section 8.1.(k) so long as (x) such ratio is not less than 0.09750 to 1.00 more than one time during the term of this Agreement for a period of not more than two consecutive fiscal quarters and (y) during such period such ratio is not less than 0.09250 to 1.00. For purposes of determining this ratio, if a Property has been acquired during the past four quarters, the amount of EBITDA attributable to such Property and to be included in the ratio shall be determined as follows: (x) if the Property was acquired more than 30 days prior to the date of determination of the ratio, the EBITDA for the Property since the date such Property was acquired by the Parent, the Borrower, any other Subsidiary or an Unconsolidated Affiliate, as the case may be, shall be appropriately annualized and (y) otherwise, the amount of EBITDA for such Property shall be the actual EBITDA attributable to the Property during the last four consecutive fiscal quarters most recently ended. Any certification by the Parent or the Borrower of

EBITDA included under the immediately preceding clause (y) shall be limited to its knowledge.

(n) The Credit Agreement is amended by restating Section 9.1.(l)(ii) in its entirety as follows:

(ii) If three or more of the following five individuals shall cease for any reason (other than death, disability or resignation) to be principally involved in the senior management of the Parent: Ronald Rubin, George Rubin, Robert McCadden, Joseph Coradino, and Edward Glickman (each a “Principal Officer”);

Section 3. Conditions Precedent. The effectiveness of this Amendment is subject to receipt by the Agent of each of the following, each in form and substance satisfactory to the Agent:

(a) a counterpart of this Amendment duly executed by the Borrower, the Parent and the Requisite Lenders;

(b) the Reaffirmation of Obligations attached to this Amendment duly executed by each existing Guarantor;

(c) a Swingline Note payable to the order of the Swingline Lender;

(d) evidence that the Modification Fee set forth in Section 7 of this Amendment and all fees, costs and expenses of the Agent, including without limitation the fees of Agent’s counsel, incurred in connection with the negotiation, documentation and closing of this Amendment and the related documents and agreements have been paid; and

(e) such other documents, instruments and agreements as the Agent may reasonably request.

Section 4. Representations. Each Borrower and the Parent represent and warrant to the Agent and the Lenders that:

(a) Authorization. The Parent, each Borrower and each other Loan Party each has the right and power, and has taken all necessary action to authorize the execution and delivery of this Amendment and to perform its obligations thereunder and under the Credit Agreement, as amended by this Amendment, in accordance with their respective terms. This Amendment has been duly executed and delivered by a duly authorized officer of the Parent and each Borrower (or by the Parent as general partner of such Borrower) and both this Amendment and the Credit Agreement, as amended by this Amendment, is a legal, valid and binding obligation of the Parent, each Borrower and each other Loan Party enforceable against such Person in accordance with its respective terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally.

(b) Compliance with Laws, etc. The execution, delivery and performance of this Amendment and the other Loan Documents to which any Loan Party is a party do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to any Loan Party or any Subsidiary; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party or any other Subsidiary, or any indenture, agreement or other instrument to which any Loan Party or any Subsidiary is a party or by which it or any of its properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party or any other Subsidiary other than in favor of the Agent for the benefit of the Lenders.

(c) No Default. No Default or Event of Default has occurred and is continuing as of the date hereof nor will exist immediately after giving effect to this Amendment.

Section 5. Reaffirmation of Representations. The Parent and each Borrower hereby represents, repeats and reaffirms all representations and warranties made by such Person to the Agent and the Lenders in the Credit Agreement and the other Loan Documents to which such Person is, immediately following the effectiveness of this Amendment, a party on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and accurate on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents.

Section 6. Certain References. Each reference to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment.

Section 7. Modification Fee. In consideration of the Lenders amending the Credit Agreement as provided herein, each Borrower jointly and severally agrees to pay to the Agent for the account of each Lender approving this Amendment (which approval is evidenced by its signature below) a modification fee in an amount equal to 0.10% of such Lender’s Revolving Commitment.

Section 8. Expenses. Each Borrower hereby, jointly and severally, agrees to reimburse the Agent upon demand for all costs and expenses (including attorneys’ fees) incurred by the Agent in connection with the preparation, negotiation and execution of this Amendment and the other agreements and documents executed and delivered in connection herewith.

Section 9. Benefits. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 10. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

COMMONWEALTH OF PENNSYLVANIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH COMMONWEALTH.

Section 11. Effect. Except as expressly herein amended, the terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect. The amendments contained herein shall be deemed to have prospective application only, unless otherwise specifically stated herein.

Section 12. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and shall be binding upon all parties, their successors and assigns.

[Signatures commence on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to Credit Agreement to be executed as of the date first above written.

BORROWER:

PREIT ASSOCIATES, L.P.

By:	Pennsylvania Real Estate Investment Trust,
its general partner

	By:	/s/ Bruce Goldman
	Name:	Bruce Goldman
	Title:	EVP & General Counsel

PREIT-RUBIN, INC.

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	EVP & General Counsel

PARENT:

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	EVP & General Counsel

[Signatures Continued on Next Page]

[Signature Page to Fourth Amendment to Credit Agreement

with PREIT Associates, L.P. and PREIT-Rubin, Inc.]

AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Swingline Lender and as a Lender

By:	/s/ Stephen F. Gray
Name:	Stephen F. Gray
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Renee Lewis
Name:	Renee Lewis
Title:	Vice President

MANUFACTURERS & TRADERS TRUST COMPANY

By:	/s/ Richard A. Gieseler
Name:	Richard A. Gieseler
Title:	Assistant Vice President

[Signatures Continued on Next Page]

[Signature Page to Fourth Amendment to Credit Agreement

with PREIT Associates, L.P. and PREIT-Rubin, Inc.]

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Kimberly A. Ludtke
Name:	Kimberly A. Ludtke
Title:	Vice President

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Kellie Anderson
Name:	Kellie Anderson
Title:	Senior Vice President

[Signatures Continued on Next Page]

[Signature Page to Fourth Amendment to Credit Agreement

with PREIT Associates, L.P. and PREIT-Rubin, Inc.]

NATIONAL CITY BANK

By:	/s/ Kimberly J. Kashon
Name:	Kimberly J. Kashon
Title:	Senior Vice President

WILMINGTON TRUST OF PENNSYLVANIA

By:	/s/ Michael Post
Name:	Michael Post
Title:	Assistant Vice President

BANK OF AMERICA, N.A

By:	/s/ Robert J. Epstein
Name:	Robert J. Epstein
Title:	Senior Vice President

CITICORP NORTH AMERICA, INC.

By:	/s/ Michael Chiopak
Name:	Michael Chiopak
Title:	Vice President

FIRSTRUST BANK

By:	/s/ Bruce A. Gillespie
Name:	Bruce A. Gillespie
Title:	Senior Vice President